Exhibit 99.1

Bellicum Reports Third Quarter 2021 Financial Results and Provides Operational Update
- Entered into additional licensing agreement with The University of Texas MD Anderson Cancer Center for use of CaspaCIDe® safety switch technology -
- Charity Scripture, MS, PharmD, appointed Chief Development Officer effective December 1, 2021 -

HOUSTON, November 4, 2021 --- Bellicum Pharmaceuticals, Inc. (Nasdaq: BLCM), a leader in developing novel, controllable cellular immunotherapies for cancers, today reported financial results for the third quarter 2021 and provided an operational update.

“In the third quarter, Bellicum broadened the potential impact of its CaspaCIDe technology through an additional licensing agreement with MD Anderson,” said Rick Fair, President and Chief Executive Officer. “We remain focused on the clinical studies of our next generation GoCAR-T® cell therapies, and plan to provide future updates later this year and in the first quarter of 2022 on our progress for both programs. We are also thrilled to announce the appointment of Charity Scripture as Chief Development Officer to lead our clinical and regulatory efforts.”
Program Highlights and Current Updates

BPX-601 GoCAR-T®
•Enrollment in the Phase 1/2 dose escalation clinical trial in patients with previously treated metastatic castration-resistant prostate cancer (mCRPC) is ongoing. Bellicum expects to announce the first interim data in mCRPC in the first quarter of 2022.

BPX-603 GoCAR-T
•Enrollment is ongoing in the Phase 1/2 clinical trial for BPX-603 in patients with solid tumors that express human epidermal growth factor 2 (HER2), including breast, endometrial, ovarian, gastric, and colorectal cancers. BPX-603 is the company’s first dual-switch GoCAR-T product candidate, which incorporates Bellicum’s iMC activation and CaspaCIDe® safety switch technologies. The company expects to announce initial Phase 1 data from this trial in the fourth quarter of 2021.

CaspaCIDe License Agreements
•In September, Bellicum entered into an additional license agreement with The University of Texas MD Anderson Cancer Center covering certain intellectual property and technology rights regarding the company’s CaspaCIDe (inducible caspase-9, or iC9) safety switch and related technologies, and the use of rimiducid. Under this agreement, MD Anderson will have the option to incorporate CaspaCIDe into certain cellular therapy programs. Upon exercise of each option – typically expected to be upon out-license of an MD Anderson program that incorporates iC9 – Bellicum will receive an upfront payment and will be entitled to a percentage of certain consideration paid to MD Anderson by the third party. Bellicum also will receive a single-digit-percent royalty on global sales of the product. Concurrent with the execution of the agreement, Bellicum granted a license to CaspaCIDe for two programs and received an upfront fee of $5 million.

Exhibit 99.1

Charity Scripture Named Chief Development Officer Effective December 1, 2021
•Dr. Scripture rejoins Bellicum in a full-time capacity after spending the last year as VP, Business and Development Operations at ACELYRIN, a private biopharmaceutical company. Previously, Dr. Scripture was Vice President, Clinical & Medical Affairs at Bellicum. Prior to joining Bellicum, Dr. Scripture held clinical development leadership positions at AbbVie/Stemcentrx and Pharmacyclics, and spent almost a decade with Amgen in oncology clinical development and medical affairs. Prior to joining industry Dr. Scripture worked in clinical practice at Dartmouth-Hitchcock Medical Center. Dr. Scripture holds a Bachelor of Science degree from Hamilton College, a Master’s Degree in Pharmacology and Toxicology from Dartmouth Medical School, and a Doctorate of Pharmacy degree from University of North Carolina at Chapel Hill, and completed a Clinical Pharmacology Drug Development fellowship at the National Cancer Institute.

Update on Nasdaq Compliance
•On November 2, 2021, Nasdaq notified Bellicum that it had not regained compliance with the Market Value Rule by November 1, 2021, and unless the company requests a hearing before the Nasdaq Hearings Panel by November 9, 2021, the company’s securities will be delisted from Nasdaq. Bellicum intends to timely request a hearing before the Panel to appeal this determination, which the company expects will stay any further action by Nasdaq until the conclusion of the hearing process.

Financial Results for the Third Quarter and Nine Months Ended September 30, 2021

Revenues: Bellicum reported revenue of $5.0 million and $5.7 million for the three and nine months ended September 30, 2021, respectively, compared to $0.0 million during the nine months ended September 30, 2020. The increase in revenues in the nine months ended September 30, 2021 was primarily due to a license fee of $5.0 million received from MD Anderson for certain option and license rights to CaspaCIDe and related technologies, and $0.7 million earned from a supply agreement with Takeda Development for the supply of rimiducid for potential use in clinical trials of TAK-007 (CD19 CAR-NK cell therapy).

R&D Expenses: Research and development expenses were $6.3 million and $19.5 million for the three and nine months ended September 30, 2021, respectively, compared to $8.1 million and $30.3 million for the three and nine months ended September 30, 2020, respectively. The decrease in expenses in the third quarter of 2021 resulted primarily from reduced rivo-cel commercialization activities and the corporate restructuring implemented during the fourth quarter of 2020, which resulted in a reduction in force.

G&A Expenses: General and administrative expenses were $1.7 million and $5.5 million for the three and nine months ended September 30, 3021, respectively, compared to $4.2 million and $12.1 million for the three and nine months ended September 30, 2020, respectively. The decrease in expenses in the third quarter of 2021 was primarily due to the reduction in force.

Loss from Operations: Bellicum reported a loss from operations of $3.0 million and $19.8 million for the three and nine months ended September 30, 2021, respectively, compared to a loss from operations of $12.3 and $38.7 million for the three and nine months ended September 30, 2020, respectively. The results for the nine months ended September 30, 2021 include a net loss on dispositions of $0.5 million relating to the early termination of the South San Francisco office space during the first quarter of 2021.
The results for the nine months ended September 30, 2020 included a net gain on dispositions of $3.8 million due to the sale of the Houston manufacturing facility in the second quarter of 2020. Cash used in operating activities was $17.1 million for the nine months ended September 30, 2021, compared to cash used in operating activities of $43.3 million for the nine months ended September 30, 2020.

Net Income/Loss: Bellicum reported net income of $1.2 million for the three months ended September 30, 2021 and a net loss of $12.2 million for the nine months ended September 30, 2021, compared to a net loss of $0.9 million and $26.5 million for the three and nine months ended September 30, 2020, respectively. The results in the third quarter of 2021 included revenue of $5.0 million from the license

Exhibit 99.1

agreement with MD Anderson and a non-cash gain of $4.3 million recognized from the change in the derivative warrant and private placement option fair value liability.

Shares Outstanding: As of October 27, 2021, Bellicum had 8,397,803 shares of common stock and 452,000 shares of preferred stock outstanding. Each share of preferred stock is convertible into 10 shares of common stock.

Cash Position and Guidance: Bellicum reported cash and cash equivalents and restricted cash totaling $20.8 million as of September 30, 2021, compared to $37.0 million as of December 31, 2020. Based on current operating plans, Bellicum expects that current cash resources will be sufficient to meet operating requirements into the second quarter of 2022.

About Bellicum Pharmaceuticals

Bellicum is a clinical stage biopharmaceutical company striving to deliver cures through controllable cell therapies. The company’s next-generation product candidates are differentiated by powerful cell signaling technologies designed to produce more effective CAR-T cell therapies. Bellicum’s GoCAR-T® product candidates, BPX-601 and BPX-603, are designed to be more efficacious CAR-T cell products capable of overriding key immune inhibitory mechanisms. More information about Bellicum can be found at
www.bellicum.com or follow us on Twitter @BellicumPharma or LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “designed,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding Bellicum’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the timing of interim results from Bellicum’s clinical trials; the potential for Bellicum to receive additional payments from the MD Anderson license agreements; Bellicum’s intentions to request a hearing with Nasdaq; and Bellicum’s expected cash runway. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation Bellicum’s quarterly report on Form 10-Q for the three months ended September 30, 2021 and Bellicum’s annual report on Form 10-K the year ended December 31, 2020. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update Bellicum’s forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Exhibit 99.1

BELLICUM PHARMACEUTICALS, INC.
Consolidated Balance Sheets
(unaudited; in thousands)

	June 30	December 31,
	2021	2020
Current Assets:
Cash and cash equivalents	$19,266	$35,495
Restricted cash	1,501	1,501
Accounts receivable, interest and other receivables	556	2
Prepaid expenses and other current assets	1,019	802
Assets held for sale	—	1,643

Non-Current Assets:
Operating lease right-of-use assets	—	645
Property and equipment, net	27	189
Other assets	4	307
Total assets	$22,373	$40,584

Current Liabilities:
Accounts payable	$521	$891
Accrued expenses and other current liabilities	5,339	4,165
Warrant derivative liability	7,842	10,345
Private placement option liability	2,800	7,803
Current portion of lease liabilities	—	825
Liabilities held for sale	—	672

Long-Term Liabilities:
Long-term lease liabilities	—	344

Preferred stock	18,036	18,036
Total stockholders' deficit	(12,165)	(2,497)
Total liabilities, preferred stock and stockholders' deficit	$22,373	$40,584

Exhibit 99.1

BELLICUM PHARMACEUTICALS, INC.
Consolidated Statements of Operations
(unaudited; in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues
Supply agreement	$—	$—	$700	$—
License revenue	5,000	—	5,000	—
Total revenues	5,000	—	5,700	—

Operating Expenses:
Research and development	6,348	8,140	19,531	30,346
General and administrative	1,681	4,163	5,458	12,095
Total operating expenses	8,029	12,303	24,989	42,441
(Gain) loss on dispositions, net	14	—	478	(3,761)
Loss from operations	(3,043)	(12,303)	(19,767)	(38,680)

Interest income	6	10	24	392
Interest expense	—	(725)	(4)	(2,473)
Change in fair value of warrant liability	4,264	12,131	7,506	14,256
Other expense	6	—	5	—
Net income (loss)	$1,233	$(887)	$(12,236)	$(26,505)
Less: undistributed earnings to participating securities	(469)	—	—	—
Net income (loss) attributable to common shareholders	$764	$(887)	$(12,236)	$(26,505)

Net income (loss) per share attributable to common shareholders, basic	$0.08	$(0.18)	$(1.21)	$(5.25)
Net income (loss) per share attributable to common shareholders, diluted	$0.07	$(0.18)	$(1.21)	$(5.25)

Weighted-average shares outstanding, basic	10,108,388	5,059,779	10,086,246	5,050,603

Weighted-average shares outstanding, diluted	10,194,668	5,059,779	10,086,246	5,050,603

Source: Bellicum Pharmaceuticals

Investors:
Robert H. Uhl
Managing Director
Westwicke ICR
858-356-5932
Robert.uhl@westwicke.com